FOR IMMEDIATE RELEASE

STERLING REPORTS STRONG 2018 THIRD QUARTER RESULTS
Delivers Year-Over-Year Net Income Growth of 25%
Combined Backlog Reaches $1.175 billion, Up 18% over December 31, 2017

THE WOODLANDS, TX – November 5, 2018 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the third quarter and nine months ended September 30, 2018.

Consolidated Third Quarter 2018 Financial Results Compared to Third Quarter 2017:

•	Revenues were $291.3 million compared to $304.2 million;

•	Gross margin was 10.8% of revenues compared to 10.1%;

•	Operating income was $14.4 million compared to $12.6 million;

•	Net income attributable to Sterling common stockholders was $8.9 million compared to $7.1 million; and,

•	Net income per diluted share attributable to common stockholders was $0.33 compared to $0.26.

Consolidated Financial Position at September 30, 2018:

•	Cash and Cash Equivalents were $89.3 million;

•	Working capital totaled $118.7 million; and,

•	Total debt was $81.4 million.

Business Overview:
Third quarter 2018 revenues decreased 4.3% compared to the prior year quarter. Heavy civil construction revenues decreased $8.7 million or 3.3% over the third quarter of 2017 driven by a $32.8 million revenue decline related to two majority owned construction joint venture projects that are nearing successful completion. The decline in construction joint venture projects was partially offset by higher commercial, aviation, and other heavy highway revenues in the third quarter of 2018. Third quarter 2018 residential construction revenues totaled $36.7 million, a decrease of 10.3% compared to the third quarter of 2017, are a result of record setting rainfall in Texas during the 2018 third quarter.

Gross profit was $31.5 million in the third quarter of 2018, an increase of $0.9 million from the prior year third quarter. Gross margin expanded by over 70 basis points to 10.8% reflecting significant improvement in heavy civil construction gross margin along with consistent strong margins from our residential construction business.

General and administrative expenses were $11.7 million in the third quarter of 2018, or 4.0% of revenues compared to $13.1 million or 4.3% in the third quarter of 2017.

Heavy Civil Construction Backlog Highlights:

•
Combined backlog at September 30, 2018 was $1.175 billion, an increase from $995 million at December 31, 2017. Combined backlog consists of $833 million of backlog and $342 million of unsigned contracts as of September 30, 2018 compared to $744 million and $250 million at December 31, 2017, respectively. No residential construction is included in backlog;

•	Gross margin on projects in combined backlog as of September 30, 2018 averaged 9.0%, an increase from 8.3% at December 31, 2017; and,

•	Combined backlog is comprised of approximately 70% heavy highway construction projects with the balance consisting mainly of commercial, aviation, water containment and treatment projects.

CEO Remarks and Outlook:
“Sterling generated 25% year-over-year growth in earnings during the third quarter despite severe weather in our Texas market,” stated Joe Cutillo, Sterling’s Chief Executive Officer. “Record setting rainfall hampered the ability of our Texas heavy civil operation and, to an even greater extent our residential concrete construction business’s ability to execute on projects during August and September. The good news is, that even with around a month’s worth of consecutive rain in Houston, and even more in the Dallas area during the third quarter, we were able to hit our expectations for the period, which reflects the benefits of Sterling’s overall diversity with respect to geographies, end markets and construction capabilities.”

“Our strong year-over-year earnings growth reflects continued gross margin expansion relative to the prior year period for our heavy civil business resulting from a combination of our disciplined bid practices, increasing diversification of projects outside of heavy highway, more efficient execution on jobs and cost rationalization. Additionally, our SG&A as a percent of revenue is at a best in class level, providing us with significant operating leverage. On the project front, outside of our Texas market which was adversely impacted by the poor weather, all of our other geographies performed well with continued strong results coming out of our Rocky Mountain region. As of the end of the third quarter, our combined backlog was up by nearly 13% since the end of June as our bookings were excellent during the period. We announced several new project wins in a variety of end markets in recent months, including a very large joint venture project in Colorado with a contract value expected to exceed $200 million. We continue to see very robust markets with in our footprint including some future large projects in the Rocky Mountain region.”

‘With respect to our residential concrete construction operations, while operations were made difficult by the heavy rain during the third quarter, we are on track to make up the lost production in the fourth quarter, with more open foundation orders going into the fourth quarter than in the business’s history. While rising interest rates have translated into heightened concern over the future of the U.S. residential construction market, it’s important to understand that Dallas-Fort Worth, our primary residential market, has a growth outlook that far exceeds the national average, even with tempered expectations resulting from rising interest rates. Additionally, we are in the process of organically expanding this business and continue to penetrate the Houston market, another region with a favorable growth outlook, with our unique business model.”

Mr. Cutillo continued, “We continued to strengthen our balance sheet with our cash and cash equivalents rising to nearly $90 million as of the end of the third quarter. With our increasingly healthy liquidity situation and our outlook for consistent free cash flow, we are actively pursuing opportunities to enhance our organic growth through accretive M&A that can further our goal of reshaping our portfolio to an end-market mix of approximately 50% non-heavy highway work, which we expect to contribute to further margin expansion.”

Mr. Cutillo concluded, “Based on booking trends, market strength, continued mix shift, reduced cost and improved execution, we expect another strong growth year in 2019 and will provide more specifics around our 2019 outlook when we report fourth quarter 2018 results. Our outlook does not assume any major positive changes in government investment in infrastructure, which would likely enhance our growth forecast.”

Conference Call:
Sterling’s management will hold a conference call to discuss these results and recent corporate developments on Tuesday, November 6, 2018 at 9:00 a.m. ET/8:00 a.m. CT. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a construction company that specializes in heavy civil infrastructure construction and infrastructure rehabilitation as well as residential construction projects, primarily in Arizona, California, Colorado, Hawaii, Nevada, Texas, Utah and other states in which there are feasible construction opportunities. Heavy civil construction projects include highways, roads, bridges, airfields, ports, light rail, water, wastewater and storm drainage systems, foundations for multi-family homes, commercial concrete projects and parking structures. Residential construction projects include concrete foundations for single-family homes.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore, CFA 212-836-9607 Kevin Towle 212-836-9620
(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues	$291,266	$304,219	$782,492	$704,047
Cost of revenues	(259,735)	(273,588)	(698,975)	(638,924)
Gross profit	31,531	30,631	83,517	65,123
General and administrative expenses	(11,707)	(13,129)	(38,356)	(36,545)
Other operating expense, net	(5,452)	(4,863)	(11,960)	(9,371)
Operating income	14,372	12,639	33,201	19,207
Interest income	274	107	604	192
Interest expense	(3,067)	(3,576)	(9,265)	(6,672)
Loss on extinguishment of debt	—	—	—	(755)
Income before income taxes and noncontrolling interests in earnings	11,579	9,170	24,540	11,972
Income tax expense	(1,413)	(344)	(1,551)	(469)
Net income	10,166	8,826	22,989	11,503
Noncontrolling interests in earnings	(1,251)	(1,694)	(3,409)	(2,966)
Net income attributable to Sterling common stockholders	$8,915	$7,132	$19,580	$8,537

Net income per share attributable to Sterling common stockholders:
Basic	$0.33	$0.27	$0.73	$0.33
Diluted	$0.33	$0.26	$0.72	$0.33

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	26,908	26,486	26,893	25,787
Diluted	27,295	26,920	27,174	26,260

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$89,336	$83,953
Receivables, including retainage	160,247	133,931
Costs and estimated earnings in excess of billings on uncompleted contracts	40,275	37,112
Inventories	3,140	4,621
Receivables from and equity in construction joint ventures	11,521	11,380
Other current assets	8,857	7,529
Total current assets	313,376	278,526
Property and equipment, net	52,196	54,406
Goodwill	85,231	85,231
Intangibles, net	43,018	44,818
Other assets, net	343	317
Total assets	$494,164	$463,298
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$106,271	$97,457
Billings in excess of costs and estimated earnings on uncompleted contracts	63,964	62,374
Current maturities of long-term debt	3,014	3,978
Income taxes payable	279	81
Accrued compensation	14,866	9,054
Other current liabilities	6,275	9,348
Total current liabilities	194,669	182,292
Long-term liabilities:
Long-term debt, net of current maturities	78,424	86,160
Members' interest subject to mandatory redemption and undistributed earnings	48,844	47,386
Deferred taxes	1,299	—
Other long-term liabilities	1,230	1,271
Total long-term liabilities	129,797	134,817
Commitments and contingencies (Note 10)
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	—	—
Common stock, par value $0.01 per share; 38,000,000 shares authorized, 27,068,353 and 27,051,468 shares issued	271	271
Additional paid in capital	233,056	231,183
Retained deficit	(70,544)	(90,121)
Total Sterling common stockholders’ equity	162,783	141,333
Noncontrolling interests	6,915	4,856
Total equity	169,698	146,189
Total liabilities and equity	$494,164	$463,298

Segment Results
The following table presents total revenue and income from operations by reportable segment for the three and nine months ended September 30, 2018 and 2017 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue
Heavy Civil Construction	$254,544	$263,278	$665,068	$625,887
Residential Construction	36,722	40,941	117,424	78,160
Total Revenue	$291,266	$304,219	$782,492	$704,047

Operating Income
Heavy Civil Construction	$9,191	$6,960	$17,488	$8,627
Residential Construction	5,181	5,679	15,713	10,580
Total Operating Income	$14,372	$12,639	$33,201	$19,207

The following table presents total assets by reportable segment at September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
Assets
Heavy Civil Construction	$363,058	$354,090
Residential Construction	131,106	109,208
Total Assets	$494,164	$463,298